Exhibit 99.1

Lakeland Fire + Safety Reports Fiscal Second Quarter 2027 Results

Q2 FY27 Net Sales of $50.1 Million; Fire Increased 12% Sequentially

Adjusted EBITDA Excluding FX More Than Doubled Sequentially to $2.7 Million

Tender Momentum Building Across Global Fire Portfolio

Year-to-Date Operating Cash Flow Improved $15.1 Million Year Over Year to $5.4 Million; Inventory Down $15.3 Million

Management to Host Conference Call Today at 4:30 p.m. Eastern Time

HUNTSVILLE, AL – September 9, 2026 - Lakeland Industries, Inc. (“Lakeland Fire + Safety” or “Lakeland”) (NASDAQ: LAKE), a leading global manufacturer of protective clothing and apparel for industry, healthcare and first responders, has reported its financial and operational results for its fiscal second quarter ended July 31, 2026.

Key FY 2027 Second Quarter Financial and Operational Highlights

	Q2 Comparison				1H Comparison
($ in millions)	FY Q2'27	FY Q2’26	$ Change YoY	% Change YoY	1H FY2027	1H FY2026	$ Change YoY	% Change YoY
Net Sales	$50.1	$52.5	$(2.4)	(4.5%)	$97.6	$99.2	$(1.7)	(1.7%)
Gross Profit	$18.5	$18.8	$(0.3)	(1.5%)	$33.4	$34.5	$(1.0)	(3.0%)
Gross Margin	37.0%	35.9%	—	114 BPS	34.3%	34.8%	—	(46) BPS
Net (loss) income	$(4.9)	$0.8	$(5.7)	—	$(4.6)	$(3.1)	$(1.4)	(44.9%)
Adjusted EBITDA(1)	$1.4	$5.0	$(3.6)	(72.8%)	$1.8	$4.8	$(3.0)	(62.5%)
Adjusted EBITDA ex. FX(1)	$2.7	$5.1	$(2.4)	(47.1%)	$3.8	$5.7	$(1.9)	(33.3%)

	Q2’27	Q1’27	$ Change QoQ	% Change QoQ
Adjusted Gross Margin(1)	37.7%	33.6%	—	410 BPS

(1)Adjusted EBITDA, Adjusted EBITDA excluding FX, and Adjusted gross margin are non-GAAP financial measures. Reconciliations are provided in the tables of this press release.

Management Commentary

“Our second quarter results provide further evidence that the underlying business is improving,” said Jim Jenkins, President and Chief Executive Officer. “We are seeing momentum in Fire, continued expansion of our Fire Services platform and improving performance across several parts of Industrial. Just as importantly, we are becoming increasingly focused on where we want to invest, where we need to improve and where we need to simplify the business.

“Fire remains at the center of our growth strategy. We have built a differentiated head-to-toe product portfolio, and we are increasingly complementing those Products with Services. We believe bringing Products and Services together strengthens our customer relationships, creates recurring revenue opportunities and gives us a platform that can support sustainable growth over time. We are accelerating our investment in Fire Services, but we are going to do so with discipline. Our priority is to build density in attractive markets, generate appropriate returns on the capital we deploy, and create a Service network that strengthens the broader Fire business. We will continue to evaluate greenfield opportunities and small strategic acquisitions, but improving and growing our existing businesses remains our first priority.

“We are taking a much more deliberate approach to the portfolio. Businesses that are performing and where we see attractive opportunities for growth will receive our capital and management attention. Where returns have not met our expectations, we are taking action on leadership, cost structure and, where appropriate, our level of investment. Our objective is a simpler company with better operating leverage, stronger returns on invested capital, and a greater concentration of resources behind our best opportunities.

“Our priorities from here are straightforward: execute better, improve margins and operating leverage, reduce complexity, and convert more of our earnings into cash. We have made progress, but we are not satisfied with where we are today. We believe the actions underway across the portfolio, combined with the momentum we are seeing in Fire Products and Fire Services, can produce a more consistent, profitable and higher-return business. That is where our attention is focused,” Jenkins concluded.

Fiscal 2027 Second Quarter and Subsequent Operational Highlights

•
Secured multiple tender and contract awards across 9 countries globally, spanning Fire, disaster response, law enforcement, industrial and utility markets. These included notifications of an intended award across multiple product categories under the UK National Fire Chiefs Council National Firefighter PPE Framework, with a total potential value of up to £220 million over seven years across all awarded suppliers, as well as significant contract wins across Asia-Pacific and Latin America.
•
Expanded the Company’s certified Fire Products portfolio, including UL certification of the Wildland Glove to the NFPA 1950 (1977), 2025 edition standard for wildland and urban interface firefighting hand protection, while continuing certification and product development initiatives across structural and wildland firefighting PPE.
•
Expanded and qualified manufacturing capacity across Fire Products and Critical Environments, including UL-certified production of Vanguard® structural turnout gear and full qualification of the Company’s new cleanroom with the first production lot achieving Class 1 cleanliness in independent SGS Helmke Drum testing. These investments increase capacity and supply-chain flexibility while allowing existing manufacturing capacity to be redirected toward higher-value Fire Products.
•
Continued expansion of the Company’s higher-growth Fire Services platform, commencing start-up of a new Independent Service Provider location in Denver, Colorado, while expanding existing Service capacity to support growth in the Company’s recurring-revenue service business.

Fiscal 2027 Second Quarter Financial Highlights

•
Net sales were $50.1 million in Q2 FY27, compared to $52.5 million in Q2 FY26, a decrease of 4.5%, and increased 5.7% sequentially from $47.4 million in Q1 FY27.
•
Fire generated $26.1 million of revenue, up 2% year-over-year and 12% sequentially, representing 52% of total net sales. Growth was broad-based, with turnout gear up 5.5%, helmets up 41% and hoods up 66% on sustained strong demand across its certified head-to-toe Fire Products portfolio as customers transition to updated NFPA standards. Global tender wins accelerated during the quarter, with continued tender activity expected into the third and fourth fiscal quarters.
•
Fire as a percentage of revenue was 52%, compared to 49% in Q2 FY26 and 49% in Q1 FY27.
•
Fire Services revenue increased 78% year-over-year to approximately $3.5 million during the quarter. The Company continued to expand its service footprint, including the start-up of a new service location and expansion of an existing facility.
•
Industrial revenue was $24.0 million, down 10.8% on a reported basis. Excluding the $3.7 million contribution from the divested HPFR and HiViz product lines in the prior-year quarter, Industrial revenue increased approximately 3%. The Company’s primary manufacturing facilities remain at capacity.
•
U.S. sales were $21.3 million in Q2 FY27, a decrease of $0.8 million or 3.6% compared to $22.1 million in Q2 FY26.
•
Europe sales, including Eagle, Jolly and LHD, were $12.4 million in Q2 FY27, a decrease of $2.7 million or 17.9% compared to $15.1 million in Q2 FY26, primarily reflecting a $3.1 million Jolly boot tender delivered to the Italian Ministry of the Interior in the prior-year quarter.
•
LATAM sales were $4.1 million in Q2 FY27, a decrease of $0.2 million, or 4.7%, compared to $4.3 million in Q2 FY26.
•
Asia sales were $4.7 million in Q2 FY27, an increase of $1.0 million, or 27.0%, compared to $3.7 million in Q2 FY26.
•
Gross profit in Q2 FY27 was $18.5 million, a decrease of $0.3 million, or 1.5%, compared to $18.8 million in Q2 FY26. Gross margin was 37.0% compared to 35.9% in Q2 FY26 and 31.4% in Q1 FY27, benefitting from favorable a Fire Products mix and a $1.4 million net tariff refund received during the quarter.
•
Operating expenses in Q2 FY27 were approximately $20.6 million, an increase of $1.4 million or 7.0%, compared to $19.3 million in Q2 FY26, reflecting approximately $0.5 million of Interschutz expenses and $0.6 million of expedited freight associated with a strategic inventory build, while foreign exchange remained a meaningful headwind, with currency losses of $1.3 million compared with $43 thousand in the prior-year quarter.
•
Adjusted operating expenses excluding FX(1) in Q2 FY27 were approximately $16.2 million, an increase of $1.6 million or 11.1%, compared to $14.6 million in Q2 FY26.
•
Adjusted EBITDA excluding FX(1) was approximately $2.7 million in Q2 FY27, compared to $5.1 million in Q2 FY26 and $1.1 million in Q1 FY27. Foreign currency losses were $1.3 million in Q2 FY27, compared to $43 thousand in Q2 FY26.
•
Inventory ended the quarter at $74.9 million, down $2.8 million sequentially and $15.3 million year-over-year.
•
As of July 31, 2026, there were borrowings of $24.9 million outstanding under the revolving credit facility, with an additional $15.1 million of available credit under the Loan Agreement. The Company was in compliance with its debt covenants as of July 31, 2026.

(1) Adjusted operating expenses excluding FX, Adjusted EBITDA and Adjusted EBITDA excluding FX are non-GAAP financial measures. Reconciliations are provided in the tables of this press release.

“Net sales were $50.1 million in the second quarter. Gross margin improved to 37.0% from 35.9% in the prior-year quarter and 31.4% in the first quarter, while adjusted EBITDA excluding FX more than doubled sequentially to $2.7 million. Excluding $3.7 million of prior-year revenue from the High Performance FR and High Visibility product lines divested in March 2026, net sales increased 2.8%,” said J. Calven Swinea, Chief Financial Officer.

“Cash flow also improved materially, with $5.4 million of cash generated from operations during the first six months of fiscal 2027, a $15.1 million year-over-year improvement. Inventory declined $7.6 million from fiscal year-end, cash and equivalents increased to $17.9 million, and total debt declined to $28.7 million from $32.3 million at January 31, 2026.

“We also resolved the Monterrey, Mexico lease matter during the quarter, recording a $1.9 million gain on lease settlement and eliminating the remaining lease liability. Foreign exchange had a $1.3 million negative impact during the quarter, and we are evaluating appropriate hedging strategies to mitigate this risk going forward. We also recorded a non-cash goodwill impairment charge of approximately $3.2 million related exclusively to the performance and revised outlook of LHD Germany. The impairment does not represent a cash outflow or affect our liquidity. The Company has taken actions to address the performance of LHD Germany, including leadership and organizational changes, and is executing a broader repositioning of the business focused on improving operating performance, cost structure and long-term returns. LHD’s operations in Australia and Hong Kong continue to perform well, and the impairment charge is not reflective of the performance of those businesses.

“We are focused on sustaining and expanding margins over the balance of fiscal 2027. The margin recovery processes we put in place are working. We now track manufacturing efficiency, revenue conversion and gross margin performance consistently by business, product line and region, and the sequential improvement in adjusted gross margin reflects that discipline. As production volumes improve, the North American inventory build converts to revenue, and recent tender wins and sales opportunities are delivered, we expect margin performance to continue to improve.

“Overall, the second quarter demonstrated sequential progress across revenue, gross margin, adjusted EBITDA and cash generation. With the Monterrey lease matter resolved, the divestiture behind us and a more focused portfolio, we believe we are entering the back half of fiscal 2027 with improving margin discipline and better visibility,” Swinea concluded.

Jenkins added, "Our priorities for the second half are straightforward: convert demand and backlog into revenue, continue improving gross margin, maintain expense discipline and simplify the areas of the business that are not producing acceptable returns. We believe the second half marks the beginning of our return to more consistent growth, although the cadence may vary from quarter to quarter. What remains is disciplined execution: delivering against the demand we see, completing the portfolio and cost actions already underway, and translating growth into stronger earnings and cash generation. Together, these efforts position us to enter fiscal 2028 with a more focused portfolio, a stronger cost structure and greater operating leverage.”

Fiscal Second Quarter 2027 Results Conference Call

Lakeland President, Chief Executive Officer and Executive Chairman Jim Jenkins and Chief Financial Officer Calven Swinea will host the conference call, followed by a question-and-answer period. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of the Company’s website here.

To access the call, please use the following information:

Date:	Wednesday, September 9, 2026
Time:	4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
Dial-in:	1-877-407-9208
International Dial-in:	1-201-493-6784
Conference Code:	13761308
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1768033&tp_key=12a057c223

A telephone replay will be available commencing approximately three hours after the call and will remain available through December 9, 2026, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 13761308. The replay can also be viewed through the webcast link above and the presentation utilized during the call will be available via the investor relations section of the Company’s website here.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures in this press release: Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA excluding FX, Adjusted EBITDA excluding FX margin and adjusted operating expenses, excluding FX. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company believes that these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000) (Unaudited)
Reconciliation of GAAP Results to Non-GAAP Results

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2026	2025	2026	2025
Net (loss) income to EBITDA
Net (loss) income	$(4,929)	$766	$(4,560)	$(3,147)
Interest expense	525	445	1,139	1,028
Income tax expense (benefit)	1,206	(5,215)	2,551	(6,413)
Depreciation and amortization	1,399	1,268	2,690	2,406
EBITDA	$(1,799)	$(2,736)	$1,820	$(6,126)

EBITDA to Adjusted EBITDA (excluding non-cash expenses)
EBITDA	$(1,799)	$(2,736)	$1,820	$(6,126)
Equity compensation (1)	602	1,411	1,402	1,740
Other income (2)	(146)	(38)	(186)	(144)
Acquisition expenses (3)	213	525	815	1,471
Severance, restructuring and transformation costs (4)	481	402	1,545	1,025
New Monterrey, Mexico facility start-up costs (5)	175	499	701	1,125
Litigation (6)	194	182	258	371
ERP project (7)	126	785	292	944
Start-up costs for new locations (8)	350	—	350	—
Amortization of step-up in inventory basis (9)	—	406	—	854
Settlement of lease liability, net (10)	(1,925)	—	(1,925)	—
Impairment - Monterrey Lease (11)	—	3,577	—	3,577
Impairment - Goodwill (12)	3,176	—	3,176	—
Gain on sale of certain assets (13)	—	—	(6,467)	—
Adjusted EBITDA	$1,447	$5,013	$1,781	$4,837

Adjusted EBITDA Margin
Adjusted EBITDA	$1,447	$5,013	$1,781	$4,837
Divided by net sales	50,139	52,496	97,555	99,242
Adjusted EBITDA Margin	2.9%	9.6%	1.8%	4.9%

Adjusted EBITDA to Adjusted EBITDA excluding FX
Adjusted EBITDA	$1,447	$5,013	$1,781	$4,837
Currency Fluctuation	1,277	43	2,024	822
Adjusted EBITDA excluding FX	$2,724	$5,056	$3,805	$5,659

Adjusted EBITDA Margin to Adjusted EBITDA excluding FX Margin
Adjusted EBITDA excluding FX	$2,724	$5,056	$3,805	$5,659
Divided by net sales	50,139	52,496	97,555	99,242
Adjusted EBITDA excluding FX Margin	5.4%	9.6%	3.9%	5.7%

Operating Expenses to Adjusted Operating Expenses excluding FX
Operating expenses	$20,636	$19,283	$39,700	$39,561
Depreciation and amortization	(1,028)	(962)	(1,971)	(1,779)
Equity compensation (1)	(602)	(1,411)	(1,402)	(1,740)
Acquisition expenses (3)	(213)	(525)	(815)	(1,471)
Severance, restructuring and transformation costs (4)	(481)	(402)	(895)	(1,025)
New Monterrey, Mexico facility start-up costs (5)	(175)	(499)	(701)	(1,125)
Litigation (6)	(194)	(182)	(258)	(371)
ERP project (7)	(126)	(685)	(263)	(796)
Start-up costs for new service locations (8)	(350)	—	(350)	—
FX	(1,277)	(43)	(2,024)	(822)
Adjusted Operating Expenses excluding FX	$16,190	$14,574	$31,021	$30,432

	Three Months Ended		Three Months Ended
	July 31,		April 30,
	2026	2025	2026
Gross profit to adjusted gross profit
Gross profit	$18,543	$18,818	$14,885
Depreciation and amortization	371	306	348
Amortization of step-up in inventory basis	—	406	—
Severance, restructuring and transformation costs	—	—	650
ERP project	—	100	29
Adjusted Gross Profit	$18,914	$19,630	$15,912

Adjusted gross margin
Adjusted gross profit	$18,914	$19,630	$15,912
Divided by net sales	50,139	52,496	47,416
Adjusted Gross Margin	37.7%	37.4%	33.6%

The financial data above includes non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA Margin, Adjusted Gross Profit, Adjusted Gross Margin and Adjusted Operating Expenses. Management excludes from EBITDA and adjusted EBITDA all expenses for interest, taxes, depreciation and amortization, Goodwill impairment, impairment of investment, and Other Income which is comprised of interest income and gains (losses) from equity method investments. For adjusted EBITDA management also excludes equity compensation, acquisition-related expenses, severance, restructuring and transformation costs, costs associated with our Mexican operations, PFAS litigation expenses, ERP Project related costs, start-up costs for new service locations, lease impairment charges, the gain on lease settlement and the gain on sale of certain assets. This press release also discusses (i) Adjusted EBITDA margin, which is calculated by dividing Adjusted EBITDA by GAAP net sales; (ii) Adjusted EBITDA excluding FX, which is calculated by subtracting foreign currency losses from Adjusted EBITDA and (iii) Adjusted EBITDA excluding FX margin, which is calculated by dividing Adjusted EBITDA excluding FX by GAAP net sales.

Management excludes these items principally because such charges or benefits are not directly related to the Company’s ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of the Company’s operations, both internally and externally, (2) guide management in assessing the performance of the business, internally allocating resources and making decisions in furtherance of the Company’s strategic plan, and (3) provide investors with a better understanding of how management plans and measures the business. The material limitations to management’s approach include the fact that the charges, benefits and expenses excluded are nonetheless charges, benefits and expenses required to be recognized under GAAP and, in some cases, consume cash which reduces the Company’s liquidity. Management compensates for these limitations primarily by reviewing GAAP results to obtain a complete picture of the Company’s performance and by including a reconciliation of non-GAAP results to GAAP results in its earnings releases. Non-GAAP financial measures are not alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures presented by other companies, limiting their usefulness as comparative measures.

Additional information regarding the adjustments is provided below.

(1) Adjustments for Equity Compensation, which consist of non-cash expenses for equity awards granted and recognized over their respective service periods.

(2) Adjustments for Other Income, which consist primarily of interest income and gains/(losses) from dispositions of fixed assets.

(3) Adjustments for acquisition-related expenses included advisory fees, due diligence expenses, accounting fees and legal fees related to the Company's acquisitions.

(4) Adjustments for accrued employee severance, restructuring costs and transformation related costs which include expenses associated with strategic transformation initiatives and certification activities.

(5) Adjustments for costs for our Mexican operations consist of external services and legal fees associated with a property-related dispute with the landlord of our manufacturing site in Monterrey, Mexico.

(6) Adjustments for PFAS and shareholder litigation.

(7) Adjustments for the implementation of new ERP consisting of external services and employee-related expenses.

(8) Adjustments for start-up costs associated with new Independent Service Provider service locations.

(9) Adjustments for amortization of the step-up in basis for inventory acquired related to the Company's acquisitions.

(10) The Company recorded a gain on settlement of lease liability in connection with the lease for its Monterrey, Mexico manufacturing site during the second quarter of fiscal 2027.

(11) The Company recorded an impairment in the prior-year period primarily related to the right-of-use asset for the Monterrey, Mexico facility.

(12) The Company recorded an impairment of the remaining goodwill of the LHD reporting unit in Q2 FY27.

(13) The Company recorded a gain related to the sale of certain assets related to the HPFR and HiViz product lines in March 2026.

About Lakeland Fire + Safety

Lakeland Fire + Safety manufactures and sells a comprehensive line of fire products and industrial protective clothing and accessories for the industrial and first responder markets. In addition, we provide decontamination, repair and rental services that complement our fire services portfolio. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a strategic global network of selective fire and industrial distributors and wholesale partners. Our authorized distributors supply end users across various industries, including integrated oil, chemical/petrochemical, automobile, transportation, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high-tech electronics manufacturers, as well as scientific, medical laboratories, and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, including fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mix of end-users directly and to industrial distributors, depending on the particular country and market. In addition to the United States, sales are made into more than 50 foreign countries, the majority of which were into China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Commonwealth of Independent States (“CIS”) Region, Colombia, Mexico, Ecuador, India, Uruguay, Middle East, Southeast Asia, Australia, Hong Kong and New Zealand.

For more information about Lakeland, please visit the Company's website at www.lakeland.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains estimates, predictions, opinions, goals and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's expectations for earnings, revenues, expenses, inventory levels, capital levels, liquidity levels, or other future financial or business performance, strategies or expectations, including without limitation our expectations of margin improvement. All statements, other than statements of historical facts, which address Lakeland's expectations of sources or uses for capital, or which express the Company's expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in press releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. As a result, there can be no assurance that Lakeland's future results will not be materially different from those described herein as "believed," "projected," "planned," "intended," "anticipated," "can," "estimated" or "expected," or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which such statement is based, except as may be required by law.

Investor Relations
Chris Tyson
Executive Vice President
MZ Group - MZ North America
949-491-8235
LAKE@mzgroup.us
www.mzgroup.us

Lakeland Industries, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

($000’s except for share and per share information)

	Three Months Ended July 31,		Six Months Ended July 31,
	2026	2025	2026	2025
Net sales	$50,139	$52,496	$97,555	$99,242
Cost of goods sold	31,596	33,678	64,127	64,780
Gross profit	18,543	18,818	33,428	34,462
Operating expenses	20,636	19,283	39,700	39,561
Settlement of lease liability, net	(1,925)	—	(1,925)	—
Goodwill impairment	3,176	—	3,176	—
Gain on sale of certain assets	—	—	(6,467)	—
Lease impairment	—	3,577	—	3,577
Operating loss	(3,344)	(4,042)	(1,056)	(8,676)
Other income, net	146	38	186	144
Interest expense	(525)	(445)	(1,139)	(1,028)
Loss before taxes	(3,723)	(4,449)	(2,009)	(9,560)
Income tax expense (benefit)	1,206	(5,215)	2,551	(6,413)
Net (loss) income	$(4,929)	$766	$(4,560)	$(3,147)
Net (loss) income per common share:
Basic	$(0.50)	$0.08	$(0.46)	$(0.33)
Diluted	$(0.50)	$0.08	$(0.46)	$(0.33)
Weighted average common shares outstanding:
Basic	9,941,003	9,530,082	9,859,199	9,506,604
Diluted	9,941,003	10,093,855	9,859,199	9,506,604

Lakeland Industries, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(000’s except for share information)

	July 31,	January 31,
ASSETS	2026	2026
Current assets
Cash and cash equivalents	$17,901	$12,515
Accounts receivable, net of allowance for credit losses of $1,101 and $1,064 at July 31, 2026 and January 31, 2026, respectively	32,037	32,043
Inventories, net	74,931	82,542
Prepaid VAT and other taxes	3,077	2,429
Other current assets	8,685	4,657
Total current assets	136,631	134,186
Property and equipment, net	11,634	11,640
Operating leases right-of-use assets	9,975	11,248
Deferred tax assets	1,148	1,149
Goodwill	11,992	15,287
Intangible assets, net	30,179	31,724
Other assets	4,968	4,699
Total assets	$206,527	$209,933
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$17,920	$15,565
Deferred revenue	5,199	—
Accrued compensation and benefits	5,976	4,984
Other accrued expenses	8,743	8,964
Income tax payable	2,528	1,802
Current portion of long-term debt	1,750	1,891
Current portion of operating lease liabilities	3,760	4,756
Total current liabilities	45,876	37,962
Deferred income taxes	2,116	2,198
Long-term debt	26,921	30,382
Long-term portion of operating lease liabilities	6,507	10,264
Total liabilities	81,420	80,806
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	—	—
Common stock, $0.01 par; authorized 20,000,000 shares; issued 11,268,067 and 11,164,336; outstanding 9,909,859 and 9,806,128 at July 31, 2026 and January 31, 2026, respectively	112	112
Treasury stock, at cost; 1,358,208 shares at July 31, 2026 and January 31, 2026, respectively	(19,979)	(19,979)
Additional paid-in capital	130,743	129,391
Retained earnings	19,297	23,857
Accumulated other comprehensive loss	(5,066)	(4,254)
Total stockholders' equity	125,107	129,127
Total liabilities and stockholders' equity	$206,527	$209,933

Lakeland Industries, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

($000’s)

	Six Months Ended July 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(4,560)	$(3,147)
Adjustments to reconcile net loss to net cash used in operating activities
Deferred income taxes	(78)	(10,279)
Depreciation and amortization	2,690	2,406
Settlement of lease liability, net	(1,925)	—
Stock based and restricted stock compensation	1,402	1,740
Gain on disposal of property and equipment	(9)	(3)
Gain on sale of certain assets	(6,467)	—
Goodwill impairment	3,176	—
Lease impairments	—	3,577
Amortization of step-up in inventory basis	—	854
Change in operating assets and liabilities, net of effect of business acquisitions
Accounts receivable, net	(277)	(2,589)
Inventories	6,969	(6,163)
Prepaid VAT and other taxes	(648)	730
Other assets	(2,985)	454
Accounts payable	2,476	1,846
Deferred revenue	5,199	—
Accrued expenses and other liabilities	1,982	1,146
Operating lease liabilities	(1,548)	(232)
Net cash provided by (used in) operating activities	5,397	(9,660)
Cash flows from investing activities:
Purchases of property and equipment	(1,434)	(2,130)
Proceeds from sale of certain assets	5,066	—
Net cash provided by (used in) investing activities:	3,632	(2,130)
Cash flows from financing activities:
Term loan borrowings	933	2,066
Payments on debt facilities	(33,883)	(4,101)
Credit line borrowings	29,480	13,830
Proceeds from employee stock purchase plan	215	—
Shares returned to pay employee taxes under restricted stock program	(267)	(283)
Dividends paid	—	(571)
Net cash (used in) provided by financing activities	(3,522)	10,941
Effect of exchange rate changes on cash and cash equivalents	(121)	1,122
Net increase in cash and cash equivalents	5,386	273
Cash and cash equivalents at beginning of period	12,515	17,476
Cash and cash equivalents at end of period	$17,901	$17,749
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,139	$1,024
Cash paid for taxes	$2,123	$1,692